                                                                Exhibit 10.12

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered this ____ day of ________________, 1997, by and between Championship Auto Racing Teams, Inc., 755
W. Big Beaver Road, Suite 800, Troy, MI 48084, ("Employer") and Carl Cohen, 2721 Meadowood Drive, Weston, Florida 33332 ("Employee").

         WITNESSETH:

         WHEREAS, Employee has substantial expertise in commercial marketing and promotional activities;

         WHEREAS, the Employer desires to retain Employee as Executive Vice President, Marketing;

         WHEREAS, Employee is willing to serve the Employer in that capacity upon the terms and conditions set forth herein; and

         WHEREAS, the parties are desirous of reducing the terms and conditions of such employment to a written agreement.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - EMPLOYMENT

         The Employer hereby employs Employee and Employee agrees to be so employed in the capacity of Executive Vice President, Marketing, in accordance with the terms and conditions of this Agreement and the Employer's Employee Handbook, provided, however, that where there is any conflict between the Employee Handbook and this Agreement, the terms of this Agreement shall apply. Employment shall be for the term of two (2) years beginning May 12, 1997, unless earlier terminated or extended as provided herein. No later than six (6) months prior to the end of the initial term hereof, the parties will commence and continue good faith discussions for forty five (45) days regarding the renewal of this Agreement on terms acceptable to both parties. In the event mutually agreeable terms are not agreed for such renewal, this Agreement shall terminate in accordance with its stated term.

ARTICLE II - DUTIES

         Employee's duties will be assigned by the Employer's Chief Executive Officer, and will include overall supervision of the Employer's marketing division. Employee agrees to perform such functions and any other functions requested by the Employer that are consistent with Employee's position as Executive Vice President, Marketing. Employee shall report directly to the Chief Executive Officer of the Employer. Employee shall devote his full business time, energies and best efforts to the performance thereof, to the exclusion of all other business activities, except such other activities as the Employer may consent to in writing, and for normal passive investment activities.

ARTICLE III - COMPENSATION AND BENEFITS

         A. The Employer shall pay Employee an annual base salary of One Hundred Eighty Five Thousand ($185,000.00) Dollars during the first year of this Agreement, and Two Hundred Thousand ($200,000.00) Dollars during the second year of this Agreement.

         B. In addition to the annual base salary, Employee shall also receive an incentive compensation bonus on an annual basis, in an amount to be recommended by the Employer's Chief Executive Officer, and approved by the Employer's Compensation Committee. The Employer's Chief Executive Officer shall develop forthwith a specific bonus plan which will provide the criteria and formula to be applied in evaluating Employee's performance. The goals to be met by Employee as formulated in the bonus plan shall be quantitative, definite, qualifiable and reasonably attainable.

         C. Such additional incentive compensation bonus shall not be less than Forty Thousand ($40,000.00) Dollars for the first year of this Agreement, and shall not exceed twenty (20%) percent of Employee's annual base salary for the second year of this Agreement.

         D. Additional incentive compensation bonuses shall be calculated and paid within thirty (30) days following the end of each calendar year during this Agreement.

         E. Except as otherwise provided in this Agreement, Employee shall be entitled to participate in the fringe benefit programs generally available to the most senior executives (other than the Chief Executive Officer) of the Employer.

         F. Employee shall be entitled to three (3) weeks of paid vacation during each completed year of employment with the Employer.

         G. The Employer shall pay, either directly or by reimbursement, upon presentation of appropriate vouchers, all travel, business, and entertainment expenses reasonably incurred in the performance by Employee of his duties hereunder. For such purpose, Employee shall submit to the Employer reports of such expenses and other disbursements once in each calendar month, and in a manner consistent with the Employer's travel and expense reimbursement policy.

         H. Upon the expiration of this Agreement, or the earlier termination of Employee's employment, as provided herein, Employee shall only be entitled to such compensation and benefits as shall have actually been earned or accrued as of such time, except as otherwise expressly stated in this Agreement.

ARTICLE IV - RELOCATION

         A. Upon the execution hereof, Employee shall establish forthwith his primary residence in the Detroit, Michigan area. The Employer shall pay or reimburse Employee for the actual and reasonable moving expenses incurred by Employee in relocating to the Detroit, Michigan area. Employee shall obtain at least three (3) estimates in this regard, and the Employer shall select the company to provide such service.

         B. The Employer shall pay or reimburse Employee for (i) the cost of reasonable temporary lodging expenses in the Detroit, Michigan area and (ii) the cost of necessary commuting by air to Florida, up to Four Thousand ($4,000.00) Dollars, until such time as Employee is able to dispose of his Florida residence or ninety (90) days after the execution hereof, whichever occurs sooner.

         C. The Employer shall pay or reimburse Employee for certain relocation expenses that are incurred by Employee, including all brokerage commissions and closing costs incurred in connection with the sale of Employee's Florida residence, and fifty (50%) percent of the closing costs and points (maximum of two (2) incurred in connection with the acquisition of a permanent residence in the Detroit, Michigan area. The Employer shall also pay all fees and expenses incurred in utilizing a professional independent relocation company, as well as an advancement of the equity to be realized upon the sale of Employee's Florida residence, to enable Employee to acquire a residence in the Detroit, Michigan area prior to the closing on the sale of Employee's Florida residence. The Employer shall contract directly with the relocation company, and the document containing the terms of such arrangement shall be attached hereto.

ARTICLE V - TERMINATION OF EMPLOYMENT

         The employment of Employee under this Agreement may be terminated in accordance with any of the following:

         A. By Employee's death, or if in the reasonable opinion of the Chief Executive Officer of the Employer, Employee shall by reason of ill health or incapacity, physical or mental, be or become unable to perform the duties as prescribed hereunder, for a consecutive period of sixty (60) days or an aggregate total of ninety (90) days;

         B. By either party for reasonable cause; termination shall be deemed for reasonable cause if the non-terminating party commits or incurs any of the following:

                  i) dishonesty in dealing with the other party, or any related third party;

                  ii)      conviction of a felony;

                  iii) Employee's repeated failure or refusal after warning to fulfill his obligations under this Agreement; or

                  iv) conduct relating to or involving the Employer or the Employer's business tending in the reasonable judgment of the terminating party to bring the terminating party, or any sponsor of the Employer, into material disrepute; or

         C.       By mutual written agreement.

ARTICLE VI - NON-COMPETITION

         Employee agrees that so long as he is in the employ of the Employer and for a period of twelve (12) months thereafter, he will not directly or indirectly (i) participate as an owner, stockholder, manager, agent, consultant, director or employee of a United States domiciled professional motor racing sanctioning body, league or series, or any affiliated organization, provided, however, that ownership of one (1) percent or less of the outstanding shares of a publicly traded corporation shall not constitute a violation of this provision; or (ii) attempt to induce any employee of the Employer to render services for any other employer.

ARTICLE VII - CONFIDENTIAL INFORMATION

         Employee acknowledges that all manuals, systems, procedures, rules and regulations, business methods and any other communications and documents, trade names, drawings, engineering or other data, photographs, samples, literature and all sales aids of any kind furnished by the Employer, or otherwise obtained by Employee, which are not in the public domain, are confidential information and shall not be used in any manner without the prior written consent of the Employer. Upon the termination or expiration of this Agreement, all aforementioned and described items that have come into the possession of Employee shall be returned to the Employer. The restrictions contained in this
Article VII shall continue in effect for three (3) years after the termination of this Agreement, or until such time as such confidential information shall cease to be confidential and shall become part of the public domain.

ARTICLE VIII - GOVERNING LAW

         The validity, interpretation and performance of this Agreement shall be governed and construed by the laws of the State of Michigan.

ARTICLE IX - REMEDY FOR BREACH

         Employee acknowledges that breach of this Agreement by him may result in irreparable injury to the Employer, and agrees that the Employer shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by Employee, or to enjoin Employee from activities in violation of this Agreement.

ARTICLE X - ARBITRATION

         Except as provided in Article IX above, in the event any dispute arises from or relating to Employee's employment with the Employer, including, but not limited to, any claim regarding termination of employment, harassment, or violation of policy, which cannot be resolved informally, such dispute must be submitted to arbitration and resolved by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association located in Southfield, Michigan. The award or decision rendered by the Arbitrator will be final, binding and conclusive and judgment may be entered upon such award by any court having proper jurisdiction. Further, any dispute or claim shall be deemed waived by Employee unless arbitration is demanded by him within ninety
(90) days of the occurrence giving rise to the dispute or claim.

ARTICLE XI - SEVERABILITY

         The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that the covenants herein contained are invalid as to any part of the period or any part of the territory covered hereby, such covenant shall nevertheless be enforceable as to the balance of such period or territory.

ARTICLE XII - MODIFICATION

         This Agreement contains the entire agreement of the parties hereto with respect to its subject matter, and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified only upon the written consent of the parties hereto.

ARTICLE XIII - NOTICES

         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         To the Employer:                                     To the Employee:

         Mr. Andrew Craig, Chief Executive Officer            Mr. Carl Cohen
         Championship Auto Racing Teams, Inc.
         755 W. Big Beaver Road, Suite 800
         Troy, Michigan  48084

         With a Copy to:                          With a Copy to:

         Michael J. Mills, Esq.                   Solomon P. Friedman, Esq.
         1700 North Woodward Avenue, Suite A      Moses & Singer, LLP
         Bloomfield Hills, Michigan  48304-2249   1301 Avenue of the Americas
                                                  New York, New York  10019-6076
         ARTICLE XIV - INDEMNIFICATION

                  The Employer shall indemnify and hold Employee harmless against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses, including, without limitation, reasonable costs of investigations and legal counsel fees which may be imposed on Employee due to, arising from, connected with or in any way relating to Employee as long as such claim, etc., arises either directly or indirectly from any act or omission of Employee occurring in the scope of his employment by the Employer. The indemnification contained herein shall remain in full force and effect and survive the expiration or termination of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

         CHAMPIONSHIP AUTO RACING
         TEAMS, INC.




         Andrew Craig, Chief Executive Officer          Carl Cohen, Individually